EXHIBIT 4.2

CORIUM INTERNATIONAL, INC.

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of September 20, 2007, by and among Corium International, Inc., a Delaware corporation (the “Company”), and the individuals and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto.  Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Merger and Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, it is a condition to the closing of the sale of the Series C Preferred Stock to the Investors that the Investors and the Company execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1
Definitions

1.1                               Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)                                 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b)                                 “Common Stock” shall mean the Common Stock of the Company.

(c)                                  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

(d)                                 “Fully Diluted” shall mean on an “as converted” and “as fully exercised” basis and calculated on the basis of the assumptions that (i) all options, warrants or other convertible securities or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted into Common Stock, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms and (ii) any shares of capital stock of the Company reserved for issuance under or pursuant to stock or incentive plans approved by the Board have been fully issued and are outstanding.

(e)                                  “Holder” shall mean any person owning or having the right to acquire Registrable Securities and any assignee thereof in accordance with Section 2.12 of this Agreement.

(f)                                   “Initial Closing” shall mean the date of the initial sale of shares of the Company’s Series C Preferred Stock pursuant to the Purchase Agreement.

(g)                                  “Major Holder” shall mean any Investor who holds at least 1,000,000 shares of Registrable Securities.

(h)                                 “Preferred Stock” shall mean the Preferred Stock of the Company.

(i)                                     “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock, (ii) shares of Common Stock issued under that certain Stock Purchase Agreement dated as of June 13, 2005 by and between the Company and The Procter & Gamble Company and (iii) any shares of Common Stock issued in respect of, in exchange for, or in replacement of the shares referenced in (i) or (ii) above or other securities issued pursuant to the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock upon any stock split, stock combination, stock dividend, recapitalization, consolidation, or similar event; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(j)                                    The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(k)                                 “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company,  blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration, and fees and disbursements of one special counsel for the Holders in an amount not to exceed $50,000; provided, however, that such amount shall not exceed $25,000 with respect to any registration pursuant to Section 2.3.  Registration Expenses shall not include Selling Expenses and the fees and disbursements of other counsel for the Holders.

(l)                                     “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(m)                             “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(n)                                 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

(o)                                 “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel for the Holders included in Registration Expenses).

(p)                                 “Series A Preferred Stock” shall mean the shares of Series A Preferred Stock issuable pursuant to the Purchase Agreement.

(q)                                 “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock issuable pursuant to the Purchase Agreement.

(r)                                    “Series C Preferred Stock” shall mean the shares of Series C Preferred Stock issuable pursuant to the Purchase Agreement.

(s)                                   “Series C-1 Preferred Stock” shall mean the shares of Series C-1 Preferred Stock converted from shares of Series C Preferred Stock upon any Investor failing to purchase its portion of shares of Series D Preferred Stock (as defined below) as more particularly described in the Purchase Agreement.

(t)                                    “Series D Preferred Stock” shall mean the shares of Series D Preferred Stock issuable pursuant to the Purchase Agreement.

Section 2
Registration Rights

2.1                               Requested Registration.

(a)                                 Request for Registration.  Subject to the conditions set forth in this Section 2.1, if the Company shall receive a written request from Holders owning at least forty percent (40%) in the aggregate of the then outstanding Registrable Securities that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares), the Company will:

(i)                                     within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders; and

(ii)                                  as soon as practicable after it mails and delivers such written notice, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company.

(b)                                 Limitations on Requested Registration.  The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)                                     prior to one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public, and the shares so sold are listed on the NYSE or the NASDAQ Stock Market (the “Initial Public Offering”);

(ii)                                  in any particular jurisdiction in which the Company would be required to qualifty to do business or to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)                               after the Company has effected two (2) such registrations pursuant to this Section 2.1, such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold; provided, however, that if the Initiating Holders withdraw from such registration following their initiation but prior to such registration’s effectuation, then such registration shall count as having been “effected” for purposes of this subsection;

(iv)                              during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or

(v)                                 if the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.3 hereof.

(c)                                  Deferral.  If the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”) it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d)                                 Underwriting.  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i).  In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company in such underwriting and the inclusion of the Company’s securities and its acceptance of the further applicable provisions of this Section 2 (including Section 2.10).  The Company shall (together with all Holders) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows:  (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders on a Fully Diluted basis; and (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders that have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2                               Company Registration.

(a)                                 Company Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other transaction under Rule 145 under the Securities Act, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)                                     promptly (but in no event later than thirty (30) days prior to the filing of the applicable registration statement) give written notice of the proposed registration to all Holders; and

(ii)                                  use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.  Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)                                 Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i).  In such event, the right of any Holder to include its Registrable Securities in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting.  The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows:  (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders on a Fully Diluted basis; provided, however, that in no event shall the shares to be sold by such Holders be reduced below thirty percent (30%) of the total amount of securities to be included in such registration other than with respect to the Initial Public Offering, in which case such Holders’ requests can be reduced in their entirety.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter.  The Registrable Securities or other securities so excluded shall also be withdrawn from such registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, and to the extent any Holder has elected to include securities in such registration, the Company shall pay all of the Registration Expenses incurred by the Company and such Holders in contemplation of such registration pursuant to this Section 2.2.

2.3                               Registration on Form S-3.

(a)                                 Request for Form S-3 Registration.  After the Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms.  After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b)                                 Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)                                     in the circumstances described in either Sections 2.1(b)(i), 2.1(b)(ii) or 2.1(b)(iv);

(ii)                                  if the aggregate proceeds to all such Holders requesting registration pursuant to this Section 2.3 is less than $1,000,000;

(iii)                               in a given twelve (12) month period, after the Company has effected two (2) such registrations pursuant to this Section 2.3 in any such period; or

(iv)                              if Form S-3 is not available for such registration.

(c)                                  Deferral.  The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)                                 Underwriting.  If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Sections 2.1(d) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4                               Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1.  All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5                               Obligations of the Company.  In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will use its commercially reasonable efforts to:

(a)                                 prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to ninety (90) days or until the distribution contemplated in such registration statement has been completed; provided, however, that (i) such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415 under the Securities Act, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Securities Act, or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b)                                 prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)                                  furnish such number of prospectuses, including any preliminary prospectuses,  and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)                                 use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)                                  notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)                                  cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)                                 in connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(i)                                     make available to each Holder participating in such registration, upon the request of such Holder:

(i)                                     in the case of an underwritten public offering, a copy of any opinion of counsel for the Company provided to the underwriters participating in such offering, dated the date such shares are delivered to such underwriters for sale in connection with the registration statement;

(ii)                                  in the case of an underwritten public offering, a copy of any “comfort” letters provided to the underwriters participating in such offering and signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants or other relevant authorities; and

(iii)                               a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering other than non-substantive cover letters and the like;

(j)                                    make available for inspection by any Major Holder participating in such registration, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by any such Major Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers and directors to supply all information reasonably requested by any such Major Holder, underwriter, attorney or accountant in connection with such registration statement; provided, however, that such Major Holder, underwriter, attorney or accountant shall agree to hold in confidence and trust all information so provided; and

(k)                                 otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

2.6                               Indemnification.

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of such Holder’s officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on:  (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of the Company’s directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holders, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on:  (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the gross proceeds from the offering received by such Holder.

(c)                                  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7                               Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8                               Restrictions on Transfer.

(a)                                 Each Holder of Registrable Securities agrees to comply in all respects with the provisions of this Section 2.8.  Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and (y):

(i)                                     there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                  such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)                                 Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a corporation, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Section (k) of Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)                                  Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(d)                                 Any legend referred to in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities, the stock transfer instructions, and the record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Section (k) of Rule 144.

(e)                                  The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

2.9                               Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 make and keep public information regarding the Company available as those terms are understood and defined in Rule 144, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10                        Market Stand-Off.  If requested in writing by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder agrees not to sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act, provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities are bound by and have entered into similar agreements; and provided further that such one hundred eighty (180) day period may be extended to the extent necessary to permit any managing underwriter to comply with NASD Rule 2711(f)(4).  Each Holder agrees to sign any agreements required by the underwriters in connection with this Section 2.10.  The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period.

2.11                        Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12                        Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee (or an affiliate or past or current limited or general partner thereof) of not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, that certain Right of First Refusal and Co-Sale Agreement of even date herewith, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (ii) five (5) years after the closing of the Company’s Initial Public Offering.

2.14                        No Grant of Other Registration Rights.  The Company shall not grant to any holder of equity securities of the Company, whether now or hereinafter owned, any registration rights that are senior to or have preference on registration to such rights granted to Holders pursuant to this Agreement.

Section 3
Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1                               Financial Information Rights.

(a)                                 Financial Information to Major Holders.  The Company will furnish the following reports to each Major Holder:

(i)                                     as soon as available, but in any event not later than one hundred fifty (150) days after the end of each fiscal year of the Company, beginning after fiscal year 2007, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied, certified by independent public accountants of recognized national standing selected by the Company, and upon such Major Holder’s reasonable request, a capitalization table showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of such fiscal year, the number of shares of Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for shares of Common Stock and the exchange ratio or exercise price applicable thereto, all of the foregoing in reasonable detail.

(ii)                                  as soon as available, but in any event not later than forty-five (45) days after the end of each quarterly accounting period in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. GAAP consistently applied (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(iii)                               as soon as available, but in any event within thirty (30) days after the end of each calendar month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such calendar month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, together with a comparison of such statements to the Company’s operating plan then in effect; and

(iv)                              as soon as practicable, but in any event within thirty (30) days before the end of each fiscal year (beginning with fiscal 2007), an annual operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the next fiscal year and any other budgets or revised budgets when and as prepared by the Company.

(b)                                 Basic Financial Information to Holders.  The Company will furnish to each Holder the reports and information set forth in Section 3.1(a)(i) and (ii).

3.2                               Inspection.  The Company shall permit the authorized representatives of each Major Holder to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with the officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

3.3                               Payment of Taxes; Corporate Existence.  The Company will:

(a)                                 pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, real, personal and mixed, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which if unpaid might by law become a lien or charge upon its property; provided, however, that the Company shall not be required to pay any tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books reserves (classified to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto;

(b)                                 do or cause to be done all things necessary to preserve and keep in full force and effect its respective corporate existence, rights and franchises; provided, however, that nothing in this paragraph (b) shall (i) prevent the abandonment or termination of the Company’s authorization to do business in any foreign state or jurisdiction if, in the opinion of the Board, such abandonment or termination is in the best interest of the Company and not disadvantageous in any material respect to the equity holders of the Company or (ii) require compliance with any law so long as the validity or applicability thereof shall be disputed or contested in good faith; and

(c)                                  maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make, or cause to be made, all repairs, renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

3.4                               Insurance.  The Company will keep all its insurable assets and properties properly insured against loss or damage by fire and other risks; maintain public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or arising from equipment owned by the Company and leased to and located upon or in or about any premises occupied by any other person; maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it is doing business; and maintain such other insurance as is usually and reasonably maintained by persons engaged in the same or similar business as is the Company.  All such insurance shall be maintained against such risks and in at least such amounts as such insurance is usually and reasonably carried by persons engaged in the same or similar businesses in such amounts and on such terms as determined by the Board after consultation with and reliance on the advice of the Company’s insurance agent, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Company may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accord with applicable laws.  The Company’s executive officers shall periodically report to the Board on the status of the insurance coverage of the Company.

3.5                               Director and Officer Insurance.  Promptly following a request by holders of a majority of the then outstanding Preferred Stock (but in no event later than ninety (90) days), the Company shall purchase and maintain in full force and effect director and officer liability insurance in such amounts requested by such Holders.

3.6                               Key-man Insurance.  Promptly following the Initial Closing and upon request by the Board, the Company shall obtain key-man insurance on the life of Ravi Srinivasan, Ruben Rathnasingham, Robert Thomas, Gary Cleary and Adrian Faasse in an amount determined by the Board in its reasonable judgment based on the commercial availability of such policies.

3.7                               Nondisclosure Agreements.  The Company shall require all persons now or hereafter employed by the Company or any subsidiary that have access to confidential and proprietary information of the Company or any subsidiary to enter into agreements containing nondisclosure and assignment of invention provisions in form and substance acceptable to Essex Woodlands Health Ventures Fund VII, L.P. (“Essex”).  The Company shall require all consultants now or hereafter hired, consulted or retained by the Company or any subsidiary that have access to confidential and proprietary information of the Company or any subsidiary to enter into agreements containing nondisclosure provisions.

3.8                               Confidentiality.  Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company.  The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than one percent (1%) of a competitor; provided, however, the foregoing shall not limit the information rights of Barr Laboratories, Inc. and Actavis, Inc., if any, under Sections 3.1 and 3.2 hereof.  Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

3.9                               Observer Rights.  For so long as Essex holds no less than 25% of the shares of Series C Preferred Stock purchased at the Initial Closing (as defined in the Purchase Agreement) pursuant to the Purchase Agreement, the Company shall permit Essex to appoint a representative (the “Representative”) to attend all meetings of the Board in a nonvoting observer capacity (the

“Observer Rights”) and, in this respect, shall give the Representative copies of all notices to all meetings; provided, however, that Essex hereby agrees for itself and on behalf of the Representative to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided or disclosed in such meetings; and provided further that the Company reserves the right to withhold information and to exclude the Representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative.  The Observer Rights shall not be assignable in any manner, through operation of law or otherwise.

3.10        Waiver.  Notwithstanding anything herein to the contrary, the covenants of the Company in Sections 3.3, 3.4, 3.5, 3.6 or 3.7 may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the then outstanding shares of Preferred Stock.  Any such waiver shall bind all future holders of Preferred Stock.

3.11        Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force and effect:  (i) after the closing of the Company’s Initial Public Offering; (ii) after the Company becomes subject to the reporting provisions of the Exchange Act, or (iii) upon a Liquidation Event (as defined in the Company’s Certificate of Incorporation).

Section 4
Right of First Offer

4.1          Right of First Offer.  The Company hereby grants to each Holder the right of first offer to purchase its pro rata share of New Securities (as defined in Section 4.1(a)) offered to such Holder, which the Company may, from time to time, propose to sell and issue after the date of this Agreement.  An Holder’s pro rata share, for purposes of this right of first offer, is equal to the ratio of (a) the number of shares of Common Stock owned by such Holder immediately prior to the issuance of New Securities on a Fully Diluted basis to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities on a Fully Diluted basis.  The rights granted under this Section 4 shall not be applicable with respect to any Holder and any subsequent issuance of New Securities, if (a) at the time of such issuance of New Securities, such Holder is not an accredited investor (as defined in Regulation D promulgated under the Securities Act) and (b) such issuance of New Securities is otherwise being offered only to accredited investors.

(a)           “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and any rights, convertible securities, options or warrants to purchase such capital stock, including Common Stock and Preferred Stock, and securities of any type whatsoever that are, or may become, exercisable, exchangeable into, redeemable with, or convertible into said shares of capital stock; provided that the term “New Securities” does not include:

(i)            the Series A Preferred Stock or the shares of Common Stock issued or issuable upon conversion thereof;

(ii)           the Series B Preferred Stock or the shares of Common Stock issued or issuable upon conversion thereof;

(iii)          the Series C Preferred Stock or the shares of Common Stock issued or issuable upon conversion thereof;

(iv)          the Series C-1 Preferred Stock or the shares of Common Stock issued or issuable upon conversion thereof;

(v)           the Series D Preferred Stock or the shares of Common Stock issued or issuable upon conversion thereof;

(vi)          securities issued or issuable to officers, employees and directors of, or consultants, placement agents and other service providers to, the Company pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or similar arrangements, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement, in each case approved by the Board;

(vii)         securities issued or issuable as a stock split, dividend or distribution on the Common Stock or Preferred Stock of the Company;

(viii)        securities offered pursuant to a bona fide, firmly underwritten public offering pursuant to a registration statement filed under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event (as defined in the Certificate of Incorporation of the Company);

(ix)          securities issued or issuable pursuant to the bona fide acquisition of another corporation (or other entity) by the Company by merger, stock acquisition, purchase of substantially all of the assets or other reorganization, provided that such issuances are approved by the Board;

(x)           securities issued or issuable to banks, financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions; provided that each such issuance is approved by the Board;

(xi)          securities issued or issuable in connection with sponsored research, joint ventures, co-development arrangements, technology licensing or development activities, the distribution, supply or manufacture of the Company’s products or services or any other arrangements involving corporate partners that are primarily for purposes other than raising capital, provided that such issuances are approved by the Board;

(xii)         securities of the Company which are otherwise excluded by the affirmative vote of at least a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis); and

(xiii)        any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (xii) above.

(b)           In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention pursuant to Section 5.2 hereof, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  Each Holder shall have fifteen (15) days after receipt of any such notice to agree to purchase such Holder’s pro rata share (or any part thereof or any reallotment) of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company pursuant to Section 5.2 hereof, and stating therein the quantity of New Securities to be purchased.  To the extent that any such Holders do not purchase all of their pro rata share of the New Securities, the Company shall promptly notify in writing the Holders who have elected all of their pro rata share of the New Securities (a “Fully-Exercising Investor”) and shall offer such Fully-Exercising Investors the right to purchase the then unsubscribed New Securities, within fifteen (15) days of receipt of such notice by the Company (the “Over-Allotment Period”) of the availability of such unsubscribed New Securities.  If the total number of shares specified in the elections of Fully-Exercising Investors exceeds the balance of the unsubscribed New Securities, then the balance of the unsubscribed New Securities shall be allocated to each Fully-Exercising Investor pro rata based on the number of New Securities such Fully-Exercising Investor has elected to purchase during the Over-Allotment Period.

(c)           In the event the Holders fail to exercise fully the right of first offer within the period describe above in Section 4.1(b) (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Holders’ right of first offer option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to such Holders delivered pursuant to Section 4.1(b).  In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Holders in the manner provided in this Section 4.1.

(d)           The right of first offer granted under this Agreement shall expire immediately prior to, and shall not be applicable to, the first to occur of (x) the Company’s Initial Public Offering, or (y) a Change in Control.

Section 5
Miscellaneous

5.1          Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144; provided, however, that Sections 3.1(a) and 3.2 may not be amended without the consent of the Major Holders holding a majority of the Registrable Securities then held by all of the Major Holders.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder.  Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

5.2          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)           if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)           if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c)           if to the Company, at 4558 50th Street SE, Grand Rapids, Michigan 49512, Attention Chief Financial Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Cynthia Hess at Fenwick & West LLP, 801 California Street, Mountain View, California 94040.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery via the sender’s receipt of a return receipt notice or other tangible confirmation from the intended recipient.

5.3          Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4          Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company.  Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5          Entire Agreement.  This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between any of the parties, including, but not limited to, that certain Note and Warrant Purchase Agreement dated as of December 21, 2006 by and among the Company, Gary Cleary, Adrian Faasse and Barr Laboratories, Inc., is expressly terminated; provided, however, that except for sections 1, 2 and 5 thereto, which sections are expressly cancelled and superseded in their entirety by this Agreement, that certain Investor’s Rights Agreement dated as of June 13, 2005 by and between the Company and The Procter & Gamble Company shall remain in full force and effect.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

5.6          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

5.8          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.12        Termination Upon Liquidation Event.  Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Liquidation Event (as defined in the Company’s Certificate of Incorporation).

5.13        Conflict.  In the event of any conflict between the terms of this Agreement and the Company’s Certificate of Incorporation or its Bylaws, the terms of the Company’s Certificate of Incorporation or its Bylaws, as the case may be, will control.

5.14        Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.15        Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMPANY:

CORIUM INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/Gary W. Cleary
Name:	Gary W. Cleary
Title:	President

INVESTORS:

Essex Woodlands Health Ventures Fund VII, L.P.

By:	Essex Woodlands Health Ventures VII, L.P.,
its general partner

By:	Essex Woodlands Health Ventures VII,
L.L.C., its general partner

	By:	/s/Ron Eastman
Ron Eastman, Partner

Quantum Technology Partners III, L.P.

By:	Quantum Technology Management
Company III LLC, its general partner

By:	/s/Barry Dickman
Barry Dickman, Managing Member

The Procter & Gamble Company

By:	/s/ Jon R. Moeller
Name:	Jon R. Moeller
Title:	Vice President & Tresurer

Signature Page - Investors’ Rights Agreement

Barr Laboratories, Inc.

By:	/s/Christopher Mengler
Name:	Christopher Mengler
Title:	Executive VP, Global Strategic Planning

Aphelion Capital, LLC

By:	/s/ Ned Scheetz
Name:	Ned Scheetz
Title:	Managing Director

By:	/s/James L. Easton
James L. Easton, as Trustee of James L.
Easton Living Trust Dated February 1, 1988

By:	/s/Phyllis Easton
Phyllis Easton

By:	/s/Steve Wiggins
Steve Wiggins

Signature Page - Investors’ Rights Agreement

EXHIBIT A

INVESTORS

Essex Woodlands Health Ventures Fund VII, L.P.

Quantum Technology Partners III, L.P.

The Procter & Gamble Company

Barr Laboratories, Inc.

Aphelion Capital, LLC

James L. Easton, as Trustee of James L. Easton Living Trust Dated February 1, 1988

Phyllis Easton

Steve Wiggins

[SIGNATURE PAGE TO AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT]

CORIUM INTERNATIONAL, INC.

AMENDMENT NO. 1 TO

INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of March     , 2014 by and among Corium International, Inc., a Delaware corporation (the “Company”), and the undersigned investors who are parties to that certain Investors’ Rights Agreement, dated as of September 20, 2007 (the “Rights Agreement”),  by and among the Company and the Investors (as defined therein).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

R E C I T A L S

WHEREAS, the Company and the undersigned parties desire to amend the Rights Agreement to include additional securities in the definition of “Registrable Securities.”

WHEREAS, Section 5.1 of the Rights Agreement requires written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) then outstanding to amend or waive provisions of the Rights Agreement pursuant to this Amendment.

WHEREAS, the undersigned parties hold a majority of the currently outstanding Registrable Securities.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendments of Section 1.1(i). Section 1.1(i) of the Rights Agreement is amended and restated in its entirety to read as follows:

“(i)          “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock, (ii) shares of Common Stock issued under that certain Stock Purchase Agreement dated as of June 13, 2005 by and between the Company and The Procter & Gamble Company, (iii) shares of Common Stock issued or issuable as Conversion Shares (as defined in the Amendment and Conversion Agreement, dated December 17, 2013, by and between the Company and Essex Woodlands Health Ventures Fund VII, L.P.) or issued or issuable upon conversion of such Conversion Shares, and (iv) any shares of Common Stock issued in respect of, in exchange for, or in replacement of the shares referenced in (i), (ii) or (iii) above or other securities issued pursuant to the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock upon any stock split, stock combination, stock dividend, recapitalization, consolidation, or similar event; provided, however, that Registrable Securities shall not include any shares of Common Stock that previously have been registered or that have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.”

2.             No Other Changes.  Except as expressly amended by this Amendment, all of the terms of the Rights Agreement shall remain in full force and effect.

3.                                      General Provisions.

3.1.         Effect of this Amendment.  In the event of any inconsistency or conflict between the provisions of the Rights Agreement and this Amendment, the provisions of this Amendment will prevail and govern.  All references to the Rights Agreement or in any exhibit or schedule thereto shall hereinafter refer to the Rights Agreement as amended by this Amendment.

3.2.         Governing Law.  This Amendment will and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

3.3.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

3.4.         Entire Agreement. The Rights Agreement, as amended hereby, together with this Amendment constitute the full and entire understanding and agreement between the parties regarding the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

CORIUM INTERNATIONAL, INC.

By:	/s/ Peter Staple
Name:	Peter Staple
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO
INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

INVESTORS:

ESSEX WOODLANDS HEALTH VENTURES
FUND VII, L.P.

By: Essex Woodlands Health Ventures VII, L.P.,
its General Partner

By: Essex Woodlands Health Ventures VII, L.L.C.,
its General Partner

By:	/s/ Ron Eastman
Ron Eastman,
Managing Director

SIGNATURE PAGE TO AMENDMENT NO. 1 TO
INVESTORS’ RIGHTS AGREEMENT